Exhibit 10.1

INTEREST PURCHASE AGREEMENT

BETWEEN

WPCS INTERNATIONAL INCORPORATED,

AMERICAN GAS SERVICES, INC.

AND

AMERICAN GAS SERVICES, INC. CONSULTANTS

Dated as of April 5, 2007

INTEREST PURCHASE AGREEMENT

INTEREST PURCHASE AGREEMENT, dated as of April 5, 2007 (the “Agreement”), between WPCS International Incorporated, a corporation existing under the laws of Delaware (the “Purchaser”), American Gas Services, Inc., a corporation existing under the laws of Minnesota (“AGS”), and American Gas Services, Inc. Consultants, a corporation existing under the laws of Florida (“AGS Consultants,” together with AGS, the “Sellers”).

W I T N E S S E T H:

WHEREAS, AGS is a wholly-owned subsidiary of AGS Consultants;

WHEREAS, AGS owns a 60% joint venture interest (the “Equity Interest”) in Taian AGS Pipeline Construction Co. Ltd., a joint venture enterprise in the City of Taian, Shandong province, the People's Republic of China (the “Company”);

WHEREAS, AGS Consultants owns a 60% profit interest (the “Profits Interest,” together with the Equity Interest, the “Interest”) in the Company;

WHEREAS, AGS and AGS Consultants desire to sell to Purchaser and the Purchaser desires to purchase from AGS the Equity Interest and from AGS Consultants the Profits Interest, for the purchase price and upon the terms and conditions hereinafter set forth;

WHEREAS, the Company specializes in the construction of pipelines for coal gas, natural gas, propane, water, sewer construction projects and consulting work of technical nature, post-construction services and other operations currently held in its license (the “Business”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE INTERESTS

1.1 Sale and Purchase of the Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date AGS and AGS Consultants shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase the Equity Interest from AGS and the Profits Interest from AGS Consultants (collectively, the "Transaction").

ARTICLE II

PURCHASE PRICE AND PAYMENT

2.1 Amount of Purchase Price. The purchase price for the Interest shall be an amount equal to $1,600,000 (the “Purchase Price”), subject to adjustment as set forth herein.

2.2 Payment of Purchase Price. On the Closing Date, the Purchaser shall pay the Purchase Price to AGS as follows:

(a) $800,000 (the “Cash Purchase Price”) which shall be paid by wire transfer of immediately available funds into an account designated by AGS Consultants; and

(b) issuance of such number of shares of Purchaser common stock (the “Common Stock”) as equals $800,000, divided by the closing price of the Common Stock on the date which is one day prior to the Closing Date (the “AGS Shares”). The AGS Shares shall be issued in the name of AGS Consultants and delivered within three (3) business days of the Closing Date.

2.3 Purchase Price Adjustment. Notwithstanding the foregoing, the Purchase Price shall be adjusted by an amount equal to 60% of the difference between (a) the net tangible asset value of the Company as of the Closing Date, and (b) $3,300,000. Net tangible asset value is defined as total assets minus total liabilities minus intangible assets, calculated in accordance with Generally Accepted Accounting Principles (“NTAV”). Any shortfall from the $3,300,000 shall proportionately reduce the cash and stock components of the Purchase Price. An amount equal to 10% of the Purchase Price (cash and AGS Shares in equal value) shall be held in escrow pending determination of the NTAV of the Company as of the Closing Date, which shall be calculated within 90 days of the Closing Date as set forth below and distributed within five days after the date of such determination.

(a) Not later than 60 days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers the NTAV calculation (the “NTAV Calculation”). Sellers shall have 30 days following the delivery of the NTAV Calculation (the “Review Period”) to review the NTAV Calculation. The NTAV Calculation shall be conclusive and binding upon the parties unless, within 10 days following the expiration of the Review Period, Sellers notify the Purchaser in writing (the “Objection Notice”) that the Sellers dispute any of the amounts set forth therein. The Objection Notice shall identify each item of the NTAV Calculation to which the Sellers object and describe the nature of such objection and the Sellers' calculation of such disputed item. (i) If the Sellers do not deliver an Objection Notice to Purchaser within the Review Period or (ii) following delivery of any Objection Notice to Purchaser on a timely basis in respect of which the parties achieve resolution of any disputes set forth therein within the time period set forth in subsection (b) below, the NTAV Calculation (as amended to the extent necessary to reflect the resolution of such disputes), shall be conclusive and binding on the parties.

(b) If the Sellers deliver an Objection Notice to Purchaser, Purchaser and the Sellers shall during the 20 day period following receipt of such Objection Notice use commercially reasonable efforts to negotiate in good faith and reach agreement on each item of the NTAV Calculation disputed pursuant to the Objection Notice. If during such period, Purchaser and the Sellers are unable to reach agreement, they shall immediately refer any such unresolved items to an unrelated certified public accountant chosen mutually by the Purchaser and the Sellers (the “Unrelated Accountant”) for resolution in accordance with this subsection (any such referred item, a “Disputed Item”). Promptly, but no later than 20 days after acceptance of his or her appointment as Unrelated Accountant, the Unrelated Accountant shall determine those Disputed Items and shall render a written report as to the resolution of the Disputed Items and the resulting computation of the final Purchase Price, which computation shall be conclusive and binding on the parties. In the course of the Unrelated Accountant’s review, the parties may deliver written submissions to the Unrelated Accountant describing their respective positions. In resolving any Disputed Item, the Unrelated Accountant shall be bound by the provisions of this Section 2.3. Upon receipt of the Unrelated Accountant’s written report, the NTAV Calculation, as modified to reflect the Unrelated Accountant’s determinations, shall be deemed accepted by, and such determinations shall be final and binding on, the Sellers and Purchaser and enforceable as an arbitration award pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16. The Unrelated Accountant’s fees and expenses shall be borne by Purchaser and the Sellers in such proportion as the Unrelated Accountant may determine and, in the absence of such determination, equally.

ARTICLE III

CLOSING

3.1 Closing Date. The closing of the sale and purchase of the Interests provided for in Section 1.1 hereof (the “Closing”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP located at 61 Broadway, New York, New York 10006 (or at such other place as the parties may designate in writing) on such other date as the Sellers and the Purchaser may designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represents and warrants to the Purchaser that:

4.1 Organization and Good Standing of the Sellers. AGS is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above. AGS Consultants is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above.

4.2 Authority.

(a) The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by each Sellers’ Board of Directors.

(b) Subject to any consents required under Section 4.6 below, the Sellers have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of the Sellers and constitutes a valid and binding obligation of the Sellers enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally and general equity principles.

(c) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which either of the Sellers is a party or by which either is bound, any charter, regulation, or bylaw provision of the Sellers, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on either of the Sellers in any way.

4.3 The Interest. The Sellers are the lawful record and beneficial owner of the Interests, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and has, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein. Upon the delivery to Purchaser on the Closing Date of the Interests, Purchaser will have good, legal, valid, marketable and indefeasible title to a 60% interest in the Company, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

4.4. Minute Books. The minute books of the Sellers, which shall be exhibited to the Purchaser between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of each such corporation, if any, and, on the Closing Date, will contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders, respective Boards of Directors and committees of such Boards of Directors of each such corporation.

4.5. Subsidiaries and Affiliates. The Company does not have any subsidiaries.

4.6. Consents. Except as set forth in Schedule 4.6, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are required for the lawful consummation of the transactions contemplated hereby, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company.

4.7 Machinery and Equipment. Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Company currently being used in the conduct of its business, together with any machinery or equipment that is leased or operated by the Company, are in fully serviceable working condition and repair (reasonable wear and tear excepted). All Fixed Assets owned, used or held by the Company are currently used in its business. All Fixed Assets used by the Company are set forth on Schedule 4.7 hereto.

4.8 Real Property Matters. The Company does not own any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof, except as set forth on Schedule 4.8. To the knowledge of the Sellers, the real property and improvements thereon owned by the Company do not violate or contravene any planning or zoning ordinance or other administrative regulations or any restrictive covenant or any provision of local law in effect or any other law, ordinance, executive order or judicial decree, whether pertaining to pollution of the earth, water, atmosphere or otherwise, that in any material respect interferes with or prevents the continued use of such properties for the purposes for which they are now being used or which would materially affect the value thereof or the ability to transfer the same under state or federal laws or regulations.

4.9 Leases. All leases of real and personal property of the Company are described in Schedule 4.9 and to the knowledge of the Sellers, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered. To the knowledge of the Sellers, the Company has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in Schedule 4.9, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs. No other party to any such lease, to the knowledge of the Sellers, is in material default thereunder. Except as noted on Schedule 4.9, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Interest.

4.10 Patents, Software, Trademarks, Etc. The Company does not own or possess adequate licenses or other rights in patents, software, trademarks, service marks, trade names and copyrights, except for its name as listed on Schedule 4.10.

4.11. Lists of Contracts, Etc. There is included in Schedule 4.11 a list of the following items (whether written or oral) relating to the Company:

(i) All joint venture contracts of the Company or affiliates relating to the Business;

(ii) All contracts of the Company relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Company, and (f) debts of others guaranteed by the Company.

Except as set forth in Schedule 4.11, (i) to the knowledge of the Sellers, all contracts, agreements and commitments of the Company set forth in Schedule 4.11 are valid, binding and in full force and effect, and (ii) neither the Company nor, to the knowledge of the Sellers, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder.

To the knowledge of Sellers, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.

4.12 Banking and Personnel Lists. The Sellers will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Company:

(a) The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(b) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

4.13 Compliance With the Law. The Company is not in violation of the Foreign Corrupt Practices Act. To the knowledge of the Sellers, the Company is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement). Except as set forth in Schedule 4.13, the Company has not been and is not now charged with, or to the knowledge of the Sellers, under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of the Sellers, are there any circumstances that would or might give rise to any such violation. To the knowledge of the Sellers, the Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

4.14 Litigation. Except as specifically identified on Schedule 4.14:

(a) There are no legal, administrative, arbitration or other proceedings, or to the knowledge of the Sellers, governmental investigations, pending or, to the knowledge of the Sellers, threatened, against the Sellers or the Company, relating to the Business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Sellers for any such action.

(b) There are no judgments, decrees or orders, to the knowledge of the Sellers, of any court, or any governmental department, commission, board, agency or instrumentality relating to the Business or the Company the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or which limit or control or otherwise adversely affect its method or manner of doing business.

4.15 Absence of Certain Changes or Events. The Company has not, since December 31, 2006 (the “Balance Sheet Date”), except as described on Schedule 4.15:

(a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of its business or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(b) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than in the ordinary course of business that were not materially adverse;

(c) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as disclosed to the Purchaser in writing;

(d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(e) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(f) Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its business;

(g) Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(h) Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $25,000.00 in the aggregate;

(i) Except for this Agreement, entered into any material transaction other than in the ordinary course of business;

(j) Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock, except the dividend in the amount of US$172,436 or in the ordinary course of business; or

(k) Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or business.

4.16. Absence of Certain Commercial Practices. To the knowledge of the Sellers, neither the Company nor the Sellers have made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or to receive favorable or preferential treatment, in either case, that would violate the laws of the United States.

4.17 Employee Benefit Plans. The Company does not maintain any employee benefit plans.

4.18 Licenses, Permits, Consents and Approvals. To the knowledge of the Sellers, the Company has all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business. All Licenses of the Company are listed on Schedule 4.18 hereto. At the Closing, the Company will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim. Except as listed in Schedule 4.18, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Interest by the Sellers in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Company or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Company and the Business substantially as conducted prior to the Closing Date. All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

4. 19 Environmental Matters. To the knowledge of the Sellers, except as set forth on Schedule 4.19 hereto:

(a) the operations of the Company are in compliance with all applicable Laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a material adverse effect on the Company;

(b) the Company has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

(c) the Company is not the subject of any outstanding written order or Contract with any governmental authority or person respecting Environmental Laws or any violation or potential violations thereof; and

(d) the Company has not received any written communication alleging either or both that the Company may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

4.20 Broker. Other than North American Capital Resources, LLC (d/b/a Sunbelt, neither the Company nor the Sellers have retained any broker in connection with any transaction contemplated by this Agreement. Purchaser and the Company shall not be obligated to pay any fee or commission associated with the retention or engagement by the Company or the Sellers of any broker in connection with any transaction contemplated by this Agreement.

4.21 Patriot Act. The Sellers certify that the Company has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Sellers hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Sellers hereby represent, warrant and agree that: (i) none of the cash or property that the Sellers have contributed or paid or will contribute and pay to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company to the Purchaser, to the extent that they are within the Company’s control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Sellers shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Sellers or the Company. The Sellers agree to provide the Purchaser any additional information regarding the Company that the Purchaser reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

4.22 Investment Intent. The AGS Shares are being acquired hereunder by the Sellers for investment purposes only, for their own account, not as a nominee or agent and not with a view to the distribution thereof, except in compliance with the Securities Act of 1933, as amended, and applicable law. The Sellers have no present intention to sell or otherwise dispose of the AGS Shares and will not do so except in compliance with the provisions of the Securities Act of 1933, as amended, and applicable law. The Sellers understand that the AGS Shares acquired hereunder must be held indefinitely unless a subsequent disposition or transfer of any of said shares is registered under the Securities Act of 1933, as amended, or is exempt from registration therefrom. The Sellers further understand that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Sellers) promulgated under the Securities Act of 1933, as amended, depends on the satisfaction of various conditions, and that, if and when applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.23 Investment Experience; Suitability. The Sellers are sophisticated investors familiar with the type of risks inherent in the acquisition of securities such as the AGS Shares and the Sellers’ financial position is such that the Sellers can afford to retain the AGS Shares for an indefinite period of time without realizing any direct or indirect cash return on their investment.

4.24 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article IV (as modified by the schedules hereto), neither the Sellers nor any other person makes any express or implied representation or warranty with respect to the Sellers, the Company, the Business or the transactions contemplated by this Agreement, and the Sellers disclaim any other representations or warranties, whether made by the Sellers, any affiliate of the Sellers or any of their respective officers, managers, employees, agents or representatives. Except for the representations and warranties contained in Article IV hereof (as modified by the schedules hereto), the Sellers (i) expressly disclaim and negate any representation or warranty, expressed or implied, at common law, by statute or otherwise, relating to the condition of the Fixed Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Purchaser or its affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser by any director, officer, employee, agent, consultant or representative of the Sellers or any of their affiliates). The Sellers makes no representations or warranties to the Purchaser regarding the probable success or profitability of the Company of the Business. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers that:

5.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authority.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

(b) The execution of this Agreement and the delivery hereof to the Sellers and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Directors.

(c) The Purchaser has the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally and general equity principles

.

5.2 Conflicts; Consents of Third Parties.

(a) The execution and delivery of this Agreement, the acquisition of the Interest by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

5.3 Litigation. There are no legal proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.4 Due Authorization of AGS Shares. The AGS Shares when delivered to the Sellers shall be validly issued and outstanding as fully paid and non-assessable, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

5.5 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Sellers in Article IV hereof (as modified by the Schedules hereto as supplemented or amended), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Company and the Business are being transferred on a “where is” and, as to condition, “as is” basis. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Sellers set forth in Article IV hereof (as modified by the Schedules hereto as supplemented or amended). Purchaser further represents that neither the Sellers nor any of their affiliates nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Sellers, any of their affiliates or any other person will have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of the Sellers relating to the Company, the Business or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Interests and the transactions contemplated hereby. Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Publicity. Neither of the Sellers nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Sellers, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

6.2 Financial Statements. The Sellers shall cooperate with the Purchaser to provide all information required for the completion of audited financial statements of the Company to be prepared and delivered no later than 75 days from the Closing Date.

6.3 Non-Competition. For a period of three years after the Closing Date, Sellers agree not to engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or scheduled to be engaged) by the Company in the Peoples Republic of China; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or scheduled to be engaged) by the Company in the Peoples Republic of China; (c) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Company, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between the Company and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than the Company, any confidential information of the Company. In addition, no Seller shall make or permit the making of any negative statement of any kind concerning the Company, the Purchaser or their affiliates, or their directors, officers or agents.

6.4 Registration of AGS Shares.

(a) Purchaser shall file a registration statement with the Securities and Exchange Commission within 45 days after the Closing Date which seeks to register for resale the AGS Shares (the “Registration Statement”). Purchaser shall use its reasonable best efforts to cause such registration statement to be declared effective within 120 days of the filing date of such registration statement. The Purchaser will furnish to the Sellers all information concerning the Purchaser and any of its affiliates required to be set forth in the Registration Statement, and the Purchaser will provide the Sellers and their counsel the opportunity to review and approve such information as set forth in the Registration Statement. The Purchaser shall also take any reasonable action required to be taken under any applicable blue sky laws in connection with the issuance of the AGS Shares.

(b) The Purchaser agrees to indemnify, defend, reimburse and hold harmless, to the extent permitted by law, each holder of the AGS Shares included in the Registration Statement against all losses, claims, damages, liabilities and expense (including reasonable legal expenses and any expenses incurred in investigation any claims) caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or any other violation or breach of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any state securities or blue sky law by the Purchaser.

(c) The Purchaser shall pay all of its own expenses incident to its performance of or compliance with this Section 6.4, including all registration and filing fees, printing, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Purchaser and fees and disbursements of all independent auditors of the Purchaser.

ARTICLE VII

DOCUMENTS TO BE DELIVERED

7.1 Documents to be Delivered by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a) copies of all consents and waivers necessary to consummate the transaction;

(b) written resignations of each of the directors of the Company, other than Zhou Chuanli and Liu Deyin;

(c) the Joint Venture Interest Transfer Agreement duly executed by AGS, in the form attached hereto as Exhibit A (the “Transfer Agreement”); provided; however, if a provision of this Agreement and a provision of the Transfer Agreement are in conflict, the applicable provision of this Agreement and then the applicable provision of the Transfer Agreement shall control, in that order; and

(d) such other documents as the Purchaser shall reasonably request.

7.2 Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers the following:

(a) the Cash Purchase Price;

(b) the AGS Shares; and

(c) such other documents as the Sellers shall reasonably request.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification.

(a) Subject to Section 8.2 hereof, the Sellers hereby agrees to indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, affiliates, agents, successors and assigns harmless from and against:

(i) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Sellers set forth in Section 4 hereof to be true and correct in all respects as of the date made;

(ii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement; and

(iii) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, “Expenses”) incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (individually, a “Loss” and, collectively, “Losses”).

Purchaser acknowledges and agrees that the Sellers shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any other person (other than Sellers in breach of this Agreement) after the Closing Date. Purchaser shall take and shall cause its affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss. No representation or warranty of the Sellers contained herein shall be deemed untrue or incorrect, and the Sellers shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event of which (i) is disclosed in response to another representation or warranty contained in this Agreement, (ii) is disclosed in any accounting and/or due diligence reports prepared at the request of Purchaser, or (iii) Purchaser is aware as of the Closing Date.

(b) Purchaser hereby agrees to indemnify and hold the Sellers and their respective shareholders, directors, officers, employees, affiliates, agents, successors and assigns harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof to be true and correct as of the date made;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Company from and after the Closing Date; and

(iii) any and all Expenses incident to the foregoing.

Sellers shall take and shall cause its affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss. No representation or warranty of Purchaser contained herein shall be deemed untrue or incorrect, and Purchaser shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event of which (i) is disclosed in response to another representation or warranty contained in this Agreement or (ii) the Sellers are aware as of the Closing Date.

8.2 Limitations on Indemnification for Breaches of Representations and Warranties: Maximum Amount of Indemnification. An indemnifying party shall not be liable for any claim for indemnification pursuant to Section 8.1(a)(i) or Section 8.1(b)(i) unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, equals or exceeds $25,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $25,000 (the “Deductible”). In no event shall the aggregate liability of the indemnifying party with respect to all indemnified party claims for indemnification exceed, in the aggregate, the Purchase Price.

8.3 Indemnification Procedures.

(a) In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 8.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

8.4 Calculation of Losses. The amount of any Loss subject to indemnification under Sections 8.1(a) and (b) shall be calculated net of (a) any Tax Benefit received by the indemnified party or any of their affiliates on account of such Loss and (b) any insurance proceeds or any indemnity, contribution or other similar payment received by the indemnified party from any third party with respect thereto. If the indemnified party receives a Tax Benefit after an indemnification payment is made to it, the indemnified party shall promptly pay to the indemnifying party the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the indemnified party. For purposes hereof, “Tax Benefit” shall mean any refund of taxes paid or reduction in the amount of taxes which otherwise would have been paid. The indemnified party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any indemnified party with respect to any Loss for which any such person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the indemnifying party. The indemnifying party shall be subrogated to all rights of the indemnified party and their affiliates in respect of any Losses indemnified by the indemnifying party

8.5 No Extraordinary Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person.

8.6 Exclusive Remedy. The sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement to be performed on or prior to the Closing Date, shall be indemnification in accordance with this Article VIII. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Sellers or Purchaser, as the case may be, arising under or based upon any federal, state or local law (including any such law relating to environmental matters or arising under or based upon any securities law, common Law or otherwise).

8.7 Tax Treatment of Indemnity Payments. The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

ARTICLE IX

MISCELLANEOUS

9.1 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Purchaser.

9.2 Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, and the Closing hereunder, for a period of eighteen (18) months after the Closing Date.

9.3 Expenses. Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

9.4 Specific Performance. The Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Sellers under this Agreement, including, without limitation, the Sellers’ obligation to sell the Interest to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.5 Further Assurances. The Sellers and the Purchaser each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.6 Submission to Jurisdiction. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.9 Dispute Resolution.

(a) As used in this Agreement, “Dispute” shall mean any dispute or disagreement between Purchaser and the Sellers concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any Party under this Agreement or any other matter relating in any way to this Agreement provided, that "Dispute" shall not include any dispute relating to the NTAV Calculation, which shall be resolved in accordance with Section 2.3.

(b) If a Dispute arises, the parties to the Dispute shall follow the procedures specified in Sections 9.9(c), (d) and (e).

(c) The parties shall promptly attempt to resolve any Dispute by negotiations between Purchaser and the Sellers. Purchaser or the Sellers, as the case may be, shall give the other party written notice (the “Dispute Notice”) of any Dispute not resolved in the normal course of business. Purchaser and the Sellers (or their representatives) shall meet at a mutually acceptable time and place within thirty (30) days after receipt of the Dispute Notice by the party to whom such Dispute Notice was delivered, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If Purchaser or the Sellers intend to be accompanied at any such meeting by legal counsel, the other party shall be given at least three (3) business days' prior written notice of such intention and may also be accompanied by legal counsel. If the Dispute has not been resolved by the parties (i) within ninety (90) days of receipt of a Dispute Notice, or (ii) if the parties fail to meet within thirty (30) days of receipt of such Dispute Notice, either Purchaser or the Sellers may initiate binding arbitration as provided in Section 9.9(d).

(d) If the Dispute is not resolved by negotiations pursuant to Section 9.9(c), all Disputes shall be determined by binding arbitration in Chicago, Illinois in accordance with the commercial rules of the AAA then in effect unless the parties mutually agree in writing to waive this provision. This agreement to arbitrate shall be specifically enforceable under the laws of the State of Illinois. The party initiating arbitration shall file written notice of the demand for arbitration with the other party to the Dispute and with the AAA in Chicago, Illinois. Such demand for arbitration shall be made within sixty (60) days after the expiration of the applicable time period set forth in the last sentence of Section 9.9(c), and in no event shall such demand be made after the date when an institution of legal or equitable proceedings based upon such Dispute would be barred by this Agreement or the applicable statute of limitations. The arbitration shall be before a single arbitrator chosen in accordance with the rules of the AAA, who shall interpret this Agreement in accordance with the internal laws of the State of Delaware without reference to any rule or provision thereof which would cause the application of the law of any other state. The award rendered by the arbitrator shall be final and binding and may not be appealed, and any judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof. In no event shall any party be awarded punitive damages.

(e) At any time during the procedures specified in Sections 9.9(c) and (d), a party may seek a preliminary injunction or other provisional judicial relief in the courts of Cook County, Illinois or the U.S. District Court for the Northern District of Illinois if in the judgment of such party such action is necessary to avoid irreparable harm. Each party hereto consents to the exclusive jurisdiction of such courts with respect to this Section 9.9(e) and waive any objection to venue laid therein. Process in any proceeding referred to in this Section 9.9(e) may be served on any party anywhere in the world. Each Party shall use its commercially reasonable efforts to perform its obligations under this Agreement pending final resolution of any Dispute. All deadlines specified in this Section 9.9 may be extended by mutual written agreement between Purchaser and the Sellers. The parties regard the obligations in this Section 9.9 to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Section 9.9 by either Purchaser or the Sellers, the other party may bring an action to seek enforcement of such obligations in any court of law having jurisdiction thereof. The parties to the dispute shall pay their own costs, fees, and expenses incurred in connection with the application of the provisions of this Section 9.9, and the prevailing party shall pay the fees and expenses of the AAA and the arbitrator in connection with the application of the provisions of Section 9.9.

9.10 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

9.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a) Purchaser:

WPCS International Incorporated
One East Uwchlan Avenue, Suite 301
Exton, Pennsylvania 19341
Attn: Andrew Hidalgo, President
Phone: (610) 903-0400
Facsimile: (610) 903-0401

Copy to:

Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Facsimile: (212) 930-9725

(b) Sellers:

American Gas Services, Inc. Consultants
c/o Harold Mueller
1270 Gulf Boulevard #1406
Clearwater, Florida 33767
Phone: (727) 447-4748
Facsimile:

Copy to:

Daniel J. Brink
Reinhart Boerner Van Deuren s.c.
W233 N2080 Ridgeview Parkway
Waukesha, WI 53188
Phone: (262) 951-4532
Facsimile: (262) 951-4690

9.12 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

9.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Interest and the Purchaser's rights to seek indemnification hereunder) to any affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.14 Counterparts; Facsimile Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile by any person is intended to be its, his or her signature and shall be valid, binding and enforceable against such person.

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WPCS INTERNATIONAL INCORPORATED

By:	/s/ ANDREW HIDALGO
Andrew Hidalgo, Chief Executive Officer

AMERICAN GAS SERVICES, INC.

By:	/s/ HAROLD MUELLER
Harold Mueller, President

AMERICAN GAS SERVICES, INC. CONSULTANTS:

By:	/s/ HAROLD MUELLER
Harold Mueller, President